Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodman & Renshaw Capital Group, Inc.:

We consent to the use of our reports dated March 16, 2010, with respect to the consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, included herein in the Company’s Registration Statement on Form S-4 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York
January 31, 2011